This document is Cimpress’ second quarter fiscal year 2017 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide. 1Cimpress N.V. Q2 FY2017 Earnings Presentation

Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q2 fiscal 2017 earnings presentation that accompanies these remarks. 2Cimpress N.V. Q2 FY2017 Earnings Presentation

This presentation is organized into the categories shown on the left hand side of this slide. Robert Keane, CEO, and Sean Quinn, CFO, will host a live question and answer conference call tomorrow, January 26th at 7:30 a.m. U.S. Eastern standard time which you can access through a link at ir.cimpress.com. 3Cimpress N.V. Q2 FY2017 Earnings Presentation

As a reminder and as context for the initiatives and examples discussed in the remainder of this presentation, Cimpress' uppermost priorities are described above. Extending our history of success into the next decade and beyond in line with these top-level priorities is important to us. Even as we report results on a quarterly basis it is important for investors to understand that we manage to a much longer-term time horizon and that we explicitly forgo short-term actions and metrics except to the extent those short-term actions and metrics support our long-term goals. 4Cimpress N.V. Q2 FY2017 Earnings Presentation

Total revenue for the second quarter was $576.9 million, reflecting a 16% increase year over year in USD and an 18% increase in constant currencies. Excluding the revenue from the addition of our acquisitions in the past four quarters, constant-currency revenue growth was 8%. Our second quarter consolidated revenue was in line with our expectations as we saw continued strength in the Vistaprint business and many of our brands around the world. However, our revenue was negatively impacted by a number of discrete items described later in this presentation, which were anticipated and described in our commentary last quarter and at our August 2016 investor day. Our Q2 GAAP operating income declined significantly year over year with anticipated headwinds from increased organic investment spend, the loss of certain partner revenue and profits, the implementation of our new long- term incentive program, an increase in the earn-out liability for the WIRmachenDRUCK acquisition resulting from its continued strong performance, and unfavorable changes in currency that were offset by year-over-year changes in realized gains on our hedging program presented in other income, net. Additionally, operating income was negatively impacted by about 200 basis points by supply chain challenges that increased our COGS. More specifically, a strong automotive and industrial labor market in the Windsor, Ontario region caused unexpected difficulties in recruiting for our normal seasonal surge of temporary production employees. As a result, we shifted a significant amount of production to third-party fulfillers in a short period of time. The combination of higher internal temporary labor costs and the surge of last-minute outsourcing negatively impacted our gross margin this quarter by the above referenced 200 basis points. In retrospect we believe that we could have avoided a significant portion of this cost by more efficient coordination of fulfillment, which caused higher product and shipping costs and, of course, we plan to apply this "lesson learned" in future peak periods. Our Q2 adjusted NOPAT was influenced by many of the same trends in operating income but the year-over- year decline was less pronounced since the earn-out impacts are excluded from adjusted NOPAT and realized gains from our hedging program are included in adjusted NOPAT. Please see additional detail later in this presentation for the drivers of our GAAP operating and net income. 5Cimpress N.V. Q2 FY2017 Earnings Presentation

Vistaprint Business Unit
vistaprint
Continued traction with customer value proposition improvements
$379.4 million Q2 revenue
– 7% reported revenue growth for Q2 year over year
– 9% constant-currency growth for Q2 year over year
– Double-digit repeat bookings growth
– New customer bookings growth driven by improved customer count and order value
– Continued growth in underlying gross profit per customer
– Focus categories growing faster than VBU average
Ad spend flat year over year as a percent of revenue
TTM Bookings: New & Repeat Mix
% TTM Bookings from new orders
% TTM Bookings from repeat orders
27% 27% 27% 27% 26% 26% 26% 25% 25%
73% 73% 73% 73% 74% 74% 74% 75% 75%
Vistaprint BU Advertising Spend
22% 24% 22% 23% 21% 22% 21% 24% 21%
$76 $65 $59 $62 $73 $64 $65 $69 $80
Q2 FY15 Q3 FY15 Q4 FY15 Q1 FY16 Q2 FY16 Q3 FY16 Q4 FY16 Q1 FY17 Q2 FY17
Vistaprint BU Advertising Expense
Vistaprint BU Advertising as % of revenue
Note: In Q1 2016, Cimpress moved its retail and strategic partner program into a separate business unit. The results of this program were formerly reported as part of the Vistaprint business unit and are now included in the All Other business units reportable segment. All historical results presented here exclude the results of this program for ease of comparison.
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For our Vistaprint business unit, this quarter we continued our multi-year effort to reposition the value proposition of that brand beyond its previous focus on the most price- and discount-sensitive customers (a market segment we refer to as "price primary") toward micro-businesses that seek a variety of value drivers such as quality, reliability, pricing transparency and broader selection (a market segment we refer to as "higher expectations").

- Second quarter Vistaprint business unit revenue grew 9% in constant-currency terms and 7% in reported terms year over year. Vistaprint's bookings growth was in line with our expectations across all major markets, including in European markets. The timing benefit of shifting revenue from Q1 to Q2 as a result of the Q1 flood in our Windsor facility benefited revenue growth by about 100 basis points, but this was offset by other impacts, including the year-over-year impact of shipping price reductions.
- As you can see from the first chart above, repeat bookings as a percent of total bookings has been slowly but steadily increasing. On a constant-currency basis, repeat bookings continued to grow at double-digit rates. We attribute this trend to a combination of our efforts to improve our customer value proposition and retention, as well as changes we have made in the past to de-emphasize deep-discount offers that had previously cast a wide customer acquisition net for relatively low-value customers. New customer bookings grew at single-digit rates. New customer count grew year over year for the third quarter in a row.
- This quarter the Vistaprint business unit saw continued traction in underlying gross profit per customer in constant currencies as we continue to acquire higher-value customers and our repeat rates improve. We also continue to see stable to improving customer loyalty scores.
- Vistaprint is executing well in our focus product areas. Signage, marketing materials, promotional products and apparel continue to grow faster than our average Vistaprint business unit growth. This quarter we also added seasonal holiday revenue from holiday cards, calendars and gifts, which performed well against our expectations.

We conclude from the combination of these trends that the Vistaprint business unit continues to strengthen as a result of the many changes and investments we have made over the past several years. We are optimistic about the progress we're making toward our aspiration of sustainably returning the Vistaprint business unit to double-digit revenue growth. However, we expect growth rates to fluctuate as we continue to make further investments that we believe will improve the value proposition to Vistaprint customers, often at the expense of higher near-term revenue and profit.

One such investment is the previously described shipping price reductions. To date, we have rolled out such reductions in the UK, France and Germany, and we have just implemented a broader US roll out in early January after extensive testing in Q1. Based on the data collected since these changes, we believe the shipping price reductions have improved customer satisfaction, repeat rates and conversion rates. The shipping price changes and tests to date have hurt near-term revenue growth and profits in Q2 FY17 (profit impact was roughly $3 million). Year to date, the year-over-year profit impact is roughly $8 million. We continue to expect a roughly $20 million profit impact from these changes for all of FY17.

Vistaprint advertising spend as a percent of revenue was flat year over year for the second quarter.

Cimpress N.V. Q2 FY2017 Earnings Presentation 6

Our Upload and Print business units segment met our expectations during the first quarter at the aggregate level. • Q2 revenue in this segment grew 11% in constant currencies excluding acquisitions from the past year. Inclusive of all M&A, segment revenue grew 63% in reported terms and 66% in constant currencies. Our growth in constant currency excluding recent acquisitions has moderated as we passed the anniversary of some of the slower-growing acquisitions, and we also have seen some moderation in the growth rates of prior-year acquisitions. We remain confident in our ability to drive strong returns in this segment overall. • The WIRmachenDRUCK acquisition which closed nearly one year ago continues to perform well as evidenced by the continued increase in fair value of the related earn-out liability. As we've said over the past year, the growth rates of the various Upload and Print businesses vary significantly, and we also expect the growth of some of the faster-growing businesses to fluctuate and moderate over time, both of which we have seen in recent quarters. As described in our July 27, 2016 letter to investors, we expect organic constant-currency double-digit growth in total for this segment for the foreseeable future. 7Cimpress N.V. Q2 FY2017 Earnings Presentation

All Other Business Units

- $45.0 million Q2 revenue
- Year-over-year revenue decline of:
  - 7% reported for Q2
  - 7% constant-currency for Q2
- Most of World and Albumprinter B2C growth more than offset by year-over-year declines in certain partner revenue as expected

What businesses are in this reportable segment?

Albumprinter	albelli, BONUSPRINT, Foto Knudsen, Önskefoto
Most of World	• Brazil • Japan • India • China
Corporate Solutions	• 3rd parties that sell our products (branded or white-labeled) • Franchise businesses • Others

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Our All Other business units segment includes our Albumprinter business unit, Most of World business units in Japan, India, Brazil and China, and our Corporate Solutions business unit, which is focused on partnerships with third-party merchants and mid-sized businesses. All Other business units segment revenue declined 7% in reported terms and 7% in constant currencies.

As described previously, two meaningful partnerships wound down last fiscal year (one in our Corporate Solutions business and one in our Albumprinter business) driving the year-over-year revenue decline in this segment. Corporate Solutions continues to build foundations for new growth opportunities and remains early in this process, though revenue improved sequentially here with growth in newer lines of business. Albumprinter performed well in this seasonally strong period, as its direct-to-consumer business continues to grow.

The Most of World business units continue strong growth off a relatively small base. Our objective in Most of World remains the same: to build foundations for the long term in these large but complicated and heterogeneous markets; therefore we continue to operate at a significant operating loss as previously described and as planned.

Cimpress N.V. Q2 FY2017 Earnings Presentation 8

Our mass customization platform (MCP) team continues to ramp their multi-year investment in building a software-enabled platform that connects our merchants (i.e. our customer-facing brands) with our fulfillers (i.e. our manufacturing facilities and our supply chain partners). The objective of MCP is to build, over time, scale-based competitive advantages in terms of: • Selection (the breadth and depth of delivery speed options, substrate choices, product formats, special finishes, etc. which we offer to our customers) • Conformance (the degree to which we deliver products to customers as specified, on time) • Cost (reducing the cost of delivering any given selection, in conformance with specification) We continue to work toward a future state in which multiple brands can offer a broad selection of products to their customers by connecting to our mass customization platform. We remain early in the journey toward our vision for MCP, but we are encouraged by the steady progress we are making. During the second quarter, we reached a significant milestone. Most of the order volumes for holiday-related products for the Vistaprint business unit flowed across the platform this quarter, representing approximately 2.5 million transactions, up from fewer than 100,000 in the prior quarter. As described in our earnings press release, Cimpress managed that volume across a network of more than a dozen third-party fulfillers and multiple Cimpress-owned production facilities. Our use of third-party fulfillers was a test of the platform, a way to more rapidly introduce new products, and it was also intended to reduce the need for capital expenditures surrounding this seasonal peak. Our technology worked well during this first demonstration of the technological scalability of our mass customization platform. We have learned a lot from our continued investment and initial connections to the platform, and we expect to continue to benefit and adjust future plans based on these learnings. We remain confident in the competitive and financial value of the emerging mass customization platform technology and in our ability to learn to use this emerging capability effectively. We expect the Vistaprint business unit to connect a large portion of its remaining products to the platform in the back half of the fiscal year, and also expect National Pen and several of our Upload and Print brands to connect to the platform by the end of FY 2017. As mentioned at our August 2016 investor day, our objectives for FY 2017 include improving segment comparability in our management reporting accounts, as well as getting more precision on our estimates of organic investments. We have spent considerable time analyzing the costs that we include in the "major long term organic investment" category for both MCP and for our Columbus (promotional products) project. We now recognize that significant portions of the costs might be more appropriately classified as part of the on-going costs of operations of Vistaprint or, to a lesser extent, our other business units. This would have the reporting effect of lowering our estimated investment in MCP relative to our August 2016 estimates and reclassifying some of those expenses as a combination of operating expenses and "diverse other" organic investments. 9Cimpress N.V. Q2 FY2017 Earnings Presentation

Adjusted Net Operating Profit by Segment

Quarterly, USD in millions



Vistaprint Business Unit
Adjusted NOP
Adjusted NOP Margin
$107
$68
$73
$64
$116
$78
$84
$58
$102
Q2 FY15
Q3 FY15
Q4 FY15
Q1 FY16
Q2 FY16
Q3 FY16
Q4 FY16
Q1 FY17
Q2 FY17
Upload and Print Business Units
Adjusted NOP
Adjusted NOP Margin
$6
$3
$12
$11
$16
$16
$19
$16
$19
Q2 FY15
Q3 FY15
Q4 FY15
Q1 FY16
Q2 FY16
Q3 FY16
Q4 FY16
Q1 FY17
Q2 FY17
All Other Business Units
Adjusted NOP
Adjusted NOP Margin
$9
$1
$(1)
$(1)
$7
$(4)
$(11)
$(10)
$(2)
Q2 FY15
Q3 FY15
Q4 FY15
Q1 FY16
Q2 FY16
Q3 FY16
Q4 FY16
Q1 FY17
Q2 FY17

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Please note the following in regard to adjusted Net Operating Profit (NOP) by segment:

- Year-over-year currency fluctuations have an impact on these numbers, especially since we do not allocate the gains from hedging contracts to the segment level like we do for consolidated adjusted NOPAT.
- In the past, the cost for many activities necessary for the operation of the Vistaprint business unit were classified as corporate or MCP costs. This is because historically we operated the merchant, fulfiller and corporate functions as an integrated business. In Q1 2017, we began to further improve the cross-segment comparability of these numbers and at that time recasted prior-period results to reflect the transfer of a technology team that supports the Vistaprint business from MCP costs to Vistaprint costs, as well as the net transfer of finance employees from the Upload and Print business units to corporate and global functions, due to changes in our internal organization structure.

The performance of each segment was broadly in line with our expectations.

Q2 adjusted Net Operating Profit by segment is as follows:

- Vistaprint business unit: down by $14.2 million year over year primarily due to the roll-out of planned investments including shipping price reductions, expanded design services and new product introduction, which account for much of the profit drag year over year. Other negative impacts were production inefficiencies during the holiday peak, as well as a year-over-year currency impact. These negative impacts were partly offset by efficiencies in other parts of the business. Adjusted NOP margin decreased from 33% to 27% year over year. Please note that this business is seasonally strong during the second quarter when looking at a sequential comparison.
- Upload and Print business units: up by $3.8 million year over year due to the addition of profits from newly acquired businesses, as well as increased profits from earlier acquisitions, partially offset by increased investments in group oversight, technology, and marketing where we expect to continue to invest throughout fiscal 2017. Adjusted NOP margin decreased from 17% to 13% year over year, as newer acquisitions have had lower NOP margins than earlier Upload and Print acquisitions, and we are making investments which we believe will help these business units drive growth and improve their ability to scale.
- All Other business units: down by $8.8 million year over year due primarily to a year-over-year reduction of certain partner profits of approximately $6 million for the quarter, as well as increased net investments in Corporate Solutions. Adjusted NOP margin declined from 14% to (4)% year over year. Please note that this business is seasonally strong during the second quarter when looking at a sequential comparison.

Q2 corporate and mass customization platform expenses were up by $13.9 million year over year, primarily due to the implementation of the new long-term incentive program (the incremental accounting impact of the performance share units relative to past restricted share units grant value is reflected in corporate costs), as well as planned increases in engineering resources and product expansion. This was partially offset by efficiency gains in our administrative functions.

Cimpress N.V. Q2 FY2017 Earnings Presentation 10

In addition to deploying capital to organic investments in our operating business, we also allocated capital to several other investments this quarter: • We closed our previously announced acquisition of National Pen on December 30, 2016 for cash consideration of $206.2 million, net of cash acquired. This is subject to customary post closing adjustments based on acquired cash, debt and working capital balances. We are excited about the potential cost and revenue opportunities with this acquisition. We describe some financial impacts from this acquisition later in our outlook commentary, and plan to provide more information on National Pen in an investor meeting and webcast on February 2, 2017. The only impacts to our financial statements in the second quarter are the purchase price in the cash flow statement, the closing balance sheet including increased debt levels from the purchase, and impacted metrics like ROIC. Purchase price accounting for the acquisition is preliminary at this time and subject to change. • We purchased the remaining equity interests in Pixartprinting that was subject to reciprocal call and put agreements with the remaining shareholders. The price paid for the remaining equity interest was $14.8 million and was based on the formula in the respective agreements that was intended to represent fair market value. Given the continued success of the Pixartprinting business relative to our initial deal model, we are pleased to be a full owner going forward. We were already consolidating the results in our financial statements, but we were backing out the profits for the part of this business that we didn't previously own in our non-controlling interest line in our income statement. • In December, we agreed with our joint venture partner in Japan, Plaza Create, to change the nature of our relationship to a distribution partnership. Therefore, we implemented the following actions that will simplify our structure going forward: • We purchased Plaza Create's 49% ownership stake in the Japanese business for $9.4 million. We now own 100% of this business. Because we had been a 51% owner, we were already consolidating the results in our financial statements, but we were backing out 49% of the losses of this business in our non-controlling interest line in our income statement. • We sold our 18% ownership in Plaza Create for $6.3 million. The gain on the sale of these shares of $2.3 million was booked in other income during the second quarter. • The net result of the purchase and sale was that we paid $3.1 million to exchange our minority equity stake in Plaza Create for the 49% of our Japanese business that we didn't already own. Given our confidence in the long-term return potential for this business, we believe we paid a fair valuation. • We expect to continue to expand the sale of our products to the Japanese market both online, and through our partnership with Plaza Create which enables us to sell via their retail stores. • We purchased 593,763 Cimpress shares for $50.0 million inclusive of transaction costs, at an average price per share of $84.22. 11Cimpress N.V. Q2 FY2017 Earnings Presentation

No notes here - transition slide 12Cimpress N.V. Q2 FY2017 Earnings Presentation

The quarterly trends for reported revenue, constant-currency revenue growth, and constant-currency growth excluding recent acquisitions are illustrated above. As noted earlier, the consolidated growth is positively impacted by our acquisitions for which we do not have a full year-over-year comparison. The organic growth is negatively impacted by the loss of partner revenue as previously anticipated, and the reduction of Vistaprint shipping pricing. 13Cimpress N.V. Q2 FY2017 Earnings Presentation

On a reported basis, the consolidated two-year stacked growth was 29% for the total of Q2 FY16 and Q2 FY17 versus approximately 32% for Q2 FY15 and Q2 FY16. The stacked growth rate for constant-currency organic revenue was approximately 18% for the total of Q2 FY16 plus Q2 FY17 and approximately 17% for the total of Q2 FY15 and Q2 FY16. The general trend in this number over time is encouraging to us as we believe it is a reflection of improving returns on past investments in our business - though it has fallen in recent quarters with the loss of certain partner revenue, Vistaprint shipping price reductions, and other items. 14Cimpress N.V. Q2 FY2017 Earnings Presentation

Q2 FY2017: Profit Metrics
GAAP Operating Income (Loss)
GAAP Operating Income
GAAP Operating Income Margin
Adjusted NOPAT
Adjusted NOPAT
Adjusted NOPAT Margin
TTM GAAP Operating Income & Adjusted NOPAT
TTM Operating Income
TTM Adjusted NOPAT
GAAP Net Income (Loss) (1)
GAAP Net Income
GAAP Net Income Margin
In USD millions. Please see reconciliation of non-GAAP measures at the end of this presentation.
(1)During the fourth quarter of fiscal 2016, we adopted Accounting Standards Update (ASU) 2016-09 requiring the recognition of excess tax benefits as a component of income tax expense which were historically recognized in equity. FY 2016 and 2017 results reflect this change, but it was not retrospectively adjusted for FY 2015.
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The quarterly trends for various measures of income and profit are illustrated above. As we have described, adjusted NOPAT is the measure that management uses to assess our near-term financial performance relative to near-term budgets.

For the second quarter, GAAP operating income declined significantly year over year due to the following factors:

- Increased planned organic investments in fiscal year 2017 compared to fiscal year 2016, which materially weighs on profitability. These investments include costs that impact our gross margin, including shipping price reductions, expanded design services, and new product introduction.
- The impact of about 200 basis points on consolidated gross margin described above that we believe resulted from production inefficiencies during the quarter.
- Approximately $6 million of profit decline due to the termination of two partner contracts as previously described.
- An increase in share-based compensation expense of $5.2 million, due to the August, 2016 implementation of our previously described long-term incentive program, partially offset by a roll-off of expenses from past grants.
- An increase in earn-out related charges of $3.6 million. The second quarter fiscal year 2017 charge is primarily associated with the acquisition of WIRmachenDRUCK, due to a $6.7 million increase in fair value of the liability as a result of strong performance. To date, we have accrued $24.7 million (USD) out of a maximum of €40 million (EUR) that is based on WIRmachenDRUCK's cumulative financial results through December 2017.
- A significant year-over-year currency impact, which is offset in other income, expense by the year-over-year change in realized gains on currency hedges.

Our Q2 adjusted NOPAT was influenced by many of the same trends in operating income. Adjusted NOPAT is also burdened with the full expense of one of our leased facilities, which is partially recorded in our interest expense in our GAAP results. Additionally, cash taxes attributable to the current period increased year over year.

In the quarter, the following below-the-line non-operational items also influenced our GAAP net income:

- Our "Other income (expense), net" was a net gain of $30.5 million in the quarter.
  - $27.6 million of this was currency related. Please see the next slide for a detailed explanation of the underlying currency drivers.
  - During the quarter, we also had a gain of $2.3 million on the sale of marketable securities (Plaza Create shares). Year over year, this does not stand out in a meaningful way as during the year-ago period, we booked a gain of $1.5 million from insurance proceeds.
- Total interest expense, net was $9.6 million in the quarter.
  - The accounting treatment of our leased office facility in Massachusetts results in a portion of the lease payments flowing through our interest expense line. These expenses replace those of the lease from our former leased facility at a similar total expense, but the former lease was 100% booked in operating expenses. The new lease payments started in September 2015, so we have passed the anniversary of this different accounting treatment, and there is no longer a year-over-year impact (the cost was $2.0 million in Q2 FY17 and in Q2 FY16). We include this lease-related interest expense in our adjusted NOPAT calculation.
  - The remaining portion of interest expense, net of $7.6 million in the quarter is primarily related to our Senior Unsecured Notes and borrowings under our credit facility.

Cimpress N.V. Q2 FY2017 Earnings Presentation 15

Below is additional color on the impact of currency movements on our P&L this quarter. First, the currency impacts that affect both GAAP results and adjusted NOPAT: • Our year-over-year revenue growth rate expressed in USD was negatively impacted by about 200 basis points for the second quarter. Our largest currency exposure for revenue is the Euro though the significant movement in the British Pound year over year is the major driver of the Q2 currency impact, particularly given our seasonal Vistaprint business. • There are many natural expense offsets in our business, and therefore the net currency exposure to our bottom line is less pronounced than it is for revenue. • For certain currencies where we do have a net exposure because revenue and certain costs are not well matched, we enter into currency derivative contracts to hedge the risk. Realized gains or losses from these hedges are recorded in Other income (expense), net and offset some of the impact of currency elsewhere in our P&L. The realized gain on hedging contracts was $6.8 million for the second quarter. Second, the currency impacts that further impact our GAAP results but that are excluded from our adjusted NOPAT are: • Other net currency gains of about $20 million for the quarter primarily related to unrealized non- cash net gains on intercompany loans and currency hedges. 16Cimpress N.V. Q2 FY2017 Earnings Presentation

Cash and cash equivalents were approximately $49.6 million as of December 31, 2016. As a reminder, during the first quarter for FY 2017, Cimpress implemented a notional cash pool, which allows the company to keep less cash on hand to fund operations of certain subsidiaries, thereby making more cash available to fund investments and/or repay debt. For the second quarter, we generated $105.1 million in cash from operations, compared with $134.9 million in the second quarter of fiscal 2016. Free cash flow was $77.3 million in the second quarter compared to $110.0 million in the same period a year ago. The year-over-year decrease in operating cash flow was primarily due to planned investments in strategic growth initiatives, and the loss of certain partner profits, as described at our August 2016 investor day. The free cash flow decrease was similar to the decrease in operating cash flow as capex spending was $2.2 million lower in Q2 FY2017 compared to Q2 FY2016, more than offset by $3.6 million of additional capitalized software costs. Our year-over-year trailing twelve-month operating cash flow increased due to increased profits in our Vistaprint and Upload and Print business units, and the addition of WIRmachenDRUCK profits, partially offset by planned increases in organic investments (operating expense) and the loss of certain partner profits. TTM free cash flow increased with similar trends as TTM operating cash flow, plus a decrease in TTM capex spending. This was partially offset by an increase in TTM capitalized software spending. Please note that one of the reasons our capex spend decreased year over year in the second quarter and TTM period is due to a shift toward an increased use of capital and operating leases relative to past periods. On a trailing twelve-month basis, adjusted return on invested capital (ROIC) as of December 31, 2016 decreased versus the year-ago TTM period due to additional debt from our acquisition of WIRmachenDRUCK and National Pen and increased investment levels and loss of certain partner contracts weighing on adjusted NOPAT. The accounting impact of our performance share units has also begun to weigh on ROIC. TTM adjusted ROIC was approximately 9%. The GAAP operating measures which we use as a basis to calculate ROIC are total debt and operating income. The year-over-year trend in total debt was up and operating income was down. 17Cimpress N.V. Q2 FY2017 Earnings Presentation

We provide commentary on EBITDA for our debt investors. Please note that we do not manage our overall business performance to EBITDA; however, we actively monitor it for purposes of ensuring compliance with debt covenants. As discussed with the December 12, 2016 announcement of our National Pen acquisition, we expected that our total leverage ratio (which is debt to trailing twelve month EBITDA) would increase above our long-term target of 3x trailing twelve month EBITDA. Based on our debt covenant definitions, our total leverage ratio was 3.43 as of December 31, 2016, and our senior secured leverage ratio (which is senior secured debt to trailing twelve month EBITDA) was 2.36. Our debt covenants give pro forma effect for acquired businesses that closed within the trailing twelve month period ending December 31, 2016. As often described, we are willing to temporarily go above our long-term total leverage ratio target of 3x TTM EBITDA for the right opportunity and with a path to de-lever below that target quickly. Please note that given the seasonality of our cash flows, we do expect that the leverage multiple will go up before it comes back down, but we expect to manage our leverage back to 3x TTM EBITDA or below within one year. When including all acquired company EBITDA only as of the dates of acquisition, our adjusted EBITDA for Q2 FY2017 was $93.9 million, down 17% from Q2 FY2016 and our TTM adjusted EBITDA was $247.6 million, down 3% from the year-ago TTM period. This compares to the trends in operating income discussed on slide 15, in which increased organic investments are weighing down profitability this year. In addition to the exclusion of depreciation and amortization (including acquisition- related amortization of intangible assets) which was up significantly year over year in the TTM period, the TTM EBITDA metrics exclude the goodwill and other impairment charges, as well as the share-based compensation costs that are included in our TTM GAAP operating income. During the quarter, we purchased 593,763 Cimpress shares for $50.0 million inclusive of transaction costs, at an average price per share of $84.22. We have various covenants that prevent us from borrowing up to the maximum size of the credit facility as of December 31, 2016. Purchases of our ordinary shares, payments of dividends, and corporate acquisitions and dispositions are subject to more restrictive consolidated leverage ratio thresholds than our financial covenants when calculated on a pro forma basis in certain scenarios. Also, regardless of our leverage ratio, the credit agreement limits the amount of purchases of our ordinary shares, payments of dividends, corporate acquisitions and dispositions, investments in joint ventures or minority interests, and consolidated capital expenditures that we may make. These limitations can include annual limits that vary from year to year and aggregate limits over the term of the credit facility. Therefore, our ability to make desired investments may be limited during the term of our credit facility. We are currently in compliance with all of our debt covenants. Key financial covenants pertaining to our senior secured credit facility are: • Total leverage ratio not to exceed 4.5x TTM EBITDA • Senior leverage ratio not to exceed 3.25x TTM EBITDA • Interest coverage ratio of at least 3.0x TTM EBITDA 18Cimpress N.V. Q2 FY2017 Earnings Presentation

No notes here - transition slide 19Cimpress N.V. Q2 FY2017 Earnings Presentation

Restructuring Overview

- Deeply decentralizing operations to:
  - Accelerate the pace of progress toward long-term goals
  - Improve accountability and ability to evaluate performance
  - Emphasize entrepreneurial and customer-centric mindsets
  - Simplify decision-making
- Intend to…
  - Move many central teams into our business units
  - Reduce the scope of certain other central roles and functions
  - Eliminate approximately 160 positions primarily in functions that are centralized today
    - Including four executive officer positions

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Cimpress also announced that it intends to implement an organizational change designed to deeply decentralize operations to accelerate the pace of progress toward its long-term goals, improve accountability and ability to evaluate performance, emphasize entrepreneurial and customer-centric mindsets, and simplify decision-making. Cimpress intends to move approximately 3,000 team members that were previously in central teams into its business units, and reduce the scope of certain other roles and functions performed centrally. As a result, Cimpress intends to eliminate approximately 160 positions, or approximately 1.6 percent of its current workforce, and reduce planned hiring in targeted areas. We expect these reductions will include four executive officer positions.

The reason we expect executive officers to depart Cimpress is due to the decentralization of teams and reduction of activities performed centrally thereby leading to a significant reduction in the scope of their roles.

- Don Nelson, President of our Mass Customization Platform, will depart Cimpress. The team responsible for delivering the technology that drives our mass customization platform will remain centralized and report directly to Robert Keane, but the other elements of Don's current organization will move into the business units.
- Our manufacturing plants will also be decentralized to the business units for which they most often fulfill orders. Though we expect our owned facilities will expand production on behalf of multiple brands via the platform, we believe this structure will improve accountability, be simpler to manage, and ensure that our manufacturing teams remain close to the customers which they most often serve. As a result, we expect to eliminate the executive oversight position currently held by Will Jacobs, Chief Supply Chain Officer, subject to compliance with local labor laws and related works council consultation.
- Significant portions of our corporate functions will also be decentralized and in some cases reduced thereby necessitating less executive oversight. As a result, we expect Ashley Hubka, chief strategy officer, and Larry Gold, chief legal officer, will also leave the company.

Cimpress will expand the focus of other executive officers and add two new members to the executive team:

- Trynka Shineman, president of the Vistaprint business unit and Kees Arends, president of our Upload and Print business units will each add responsibility for product management and manufacturing, as well as other administrative roles related to each of their business units.
- Maarten Wensveen will become chief technology officer, and will be responsible for the software engineering and standards related to our mass customization platform, also joining the executive team.
- All remaining corporate services will be consolidated under Sean Quinn, our chief financial officer.
- Peter Kelly, chief executive officer of National Pen will join the executive team.

Cimpress N.V. Q2 FY2017 Earnings Presentation 20

Cimpress expects to complete the majority of actions during the third quarter of fiscal 2017. Certain of the actions are subject to mandatory consultations with employees, works councils and/or governmental authorities. Cimpress estimates it will incur an aggregate pre-tax restructuring charge of approximately $28 million to $31 million, which includes $22 million to $25 million of severance-related expense and approximately $6 million of other restructuring charges. Of the total estimated restructuring charge, we expect approximately $19 million to $21 million of cash expenditures, and approximately $9 million to $10 million of non-cash expenditures, consisting primarily of accelerated share-based compensation expense. The estimated breakout of the timing of these charges is in the table above. Once the actions are complete, we expect annualized pre-tax operating expense savings of approximately $55 million to $60 million and pre-tax free cash flow savings of approximately $45 million to $50 million. The primary difference between the operating expense and free cash flow savings is share-based compensation. This includes estimated savings from headcount reductions, a targeted reduction of previously planned new hires in fiscal year 2017, and related non- compensation savings. The anticipated savings in the table above exclude restructuring charges. Restructuring charges are generally deductible for tax purposes and will benefit our GAAP effective tax rate in the near-term. On a cash tax basis, we expect the restructuring charges to be slightly unfavorable; however, the majority of the future savings will not be subject to incremental cash taxes for the foreseeable future as a result of net operating losses in related jurisdictions. Share-based compensation expense for fiscal year 2017 is expected to be approximately $45 million, which is relatively unchanged from our prior guidance of $45 million to $47 million. We expect SBC-related restructuring charges caused by the acceleration of awards to offset the in-year benefits of reversing expense previously booked for awards that will be forfeited. Please note that while we are providing our best estimate of the impact of the restructuring on share-based compensation, the actual impact will vary based on our share price, which is a major driver of the fair value of accelerated awards. Finally, the net financial impact of the reorganization on our planned fiscal year 2017 investments that we outlined at the beginning of the year is likely to be relatively small in fiscal year 2017 as the expected in-year savings will be offset by expected charges. The exception will be the impact of the investments on adjusted NOP, as restructuring charges are excluded from this financial metric, and therefore we would expect to see savings relative to our initial estimates at the beginning of the year. However, when looking at the impact on operating profit and free cash flow, both the restructuring charges and the savings are included. Other than the impact of the restructuring, we believe our investment spend for fiscal 2017 remains broadly in line with our previous estimates. Please note that a portion of the aggregate anticipated restructuring charges and savings described above are in areas of the business not represented by our investment categories. As usual, we will provide more information on the component pieces of our actual investment spend at the end of the year. From a segment perspective, we expect this reorganization will significantly improve segment profit comparability. The largest impact will be costs moving from the MCP/Corporate expense category to the Vistaprint business unit, but there will also be a smaller shift from corporate expenses to the other business units. Cimpress intends to provide investors with further information on the areas impacted by the restructuring actions with our Q3 FY17 earnings announcement once the reorganization is substantially complete. 21Cimpress N.V. Q2 FY2017 Earnings Presentation

As mentioned previously, we completed our National Pen acquisition on December 30, 2016. General commentary and our expectations for the impact of this acquisition are as follows: • As with all acquisitions, the financial metric by which we measure our performance is IRR relative to our weighted average cost of capital. The hurdle rate we use for M&A is 15%, and we expect with good execution, this acquisition can deliver returns at or above that level. • In calendar year 2016 (while we did not own them), National Pen recorded revenue of $278 million with an adjusted EBITDA margin of approximately 9%. • National Pen will be its own reportable segment, and therefore, shareholders will see revenue and adjusted NOP performance going forward. Please keep in mind that we do expect this acquisition will create synergies in other parts of our business, so viewing segment NOP alone will not be a full indicator of the returns on this investment. We will provide annual commentary on investment returns as with all our other acquisitions. • Historically, National Pen's business has been highly seasonal, with essentially all profits generated in the December quarter of each year. Please note this when updating your models. • For the remainder of FY 2017, we expect the acquisition will add to revenue, adjusted NOPAT and EBITDA, but it will be dilutive to operating income, net income and free cash flow. • During the course of a full year, we expect the acquisition will only be dilutive to net income, as a result of allocated interest expense. • Purchase price accounting for the acquisition is preliminary at this time and subject to change. We will discuss this acquisition in more detail, along with our planned reorganization, during an investor meeting on February 2, 2017 at 1:00pm (EST). A live audio webcast, slides and a replay will be available at ir.cimpress.com. 22Cimpress N.V. Q2 FY2017 Earnings Presentation

In summary, we maintain our clear priorities strategically and financially. Halfway through fiscal 2017, our financial results are solid. We believe the capital we are allocating across our business, as a weighted average portfolio, is solidifying our leadership in mass customization and continuing to drive our intrinsic value per share. 23Cimpress N.V. Q2 FY2017 Earnings Presentation

Cimpress N.V. Q2 FY2017 Earnings Presentation Q&A Session Please go to ir.cimpress.com for the live Q&A call at 7:30 am EST on January 26, 2017 Q2 Fiscal Year 2017 Financial and Operating Results Supplement

Cimpress N.V. Q2 FY2017 Earnings Presentation 26 (1) Please see non-GAAP reconciliation to reported revenue growth rates at the end of this presentation. Revenue Growth Rates Consolidated FY14 FY15 FY16 YTD FY17 Consolidated, constant-currency growth 8% 23% 24% 18% Constant-currency growth excluding TTM Acquisitions 4% 9% 11% 7% 27 Reported Revenue by Segment Quarterly, USD in millions Q2 FY2017 Vistaprint business unit 66% of total revenue 7% y/y growth 9% y/y constant currency growth Upload and Print business units 26% of total revenue 63% y/y growth 66% y/y constant currency growth 11% y/y constant currency growth ex. acquisitions in the last 12 months (1) All Other business units 8% of total revenue (7)% y/y growth (7)% y/y constant currency growth (1) For a description of acquisition and joint ventures that are excluded from constant currency growth, please see reconciliation to reported revenue growth rates at the end of this presentation. $576.9

Cimpress N.V. Q2 FY2017 Earnings Presentation 28 Reported Revenue Growth 29 Organic Constant Currency Revenue Growth (excl. TTM acquisitions)

Share-Based Compensation

Consolidated

Quarterly, USD in millions



$5.6
$5.9
$5.7
$6.4
$6.6
$5.3
$6.2
$6.1
$6.0
$5.6
$11.6
$11.3
Q3 FY14
Q4 FY14
Q1 FY15
Q2 FY15
Q3 FY15
Q4 FY15
Q1 FY16
Q2 FY16
Q3 FY16
Q4 FY16
Q1 FY17
Q2 FY17
FY14 $27.8
FY15 $24.1
FY16 $23.8
YTD FY17 $22.8

Note: Share-based compensation excludes SBC-related tax adjustment. Q2 FY14 includes expense related to the RSA grants as part of the Webs acquisition. Q1 FY17 includes modification expense related to the RSA grant as part of the Tradeprint acquisition. Starting in Q1 FY17 results include the effect of our new shareholder-approved LTI program which includes performance share units which have a different accounting treatment than restricted share units.

30

Balance Sheet Highlights

Consolidated

Balance sheet highlights, USD in millions, at period end	12/31/2015	3/31/2016	6/30/2016	9/30/2016	12/31/2016
Total assets	**$1,302.5**	**$1,486.5**	**$1,463.9**	**$1,456.3**	**$1,663.9**
Cash and cash equivalents	$73.2	$76.7	$77.4	$53.6	$49.6
Total current assets	$197.4	$204.2	$200.8	$175.2	$242.0
Property, plant and equipment, net	$490.6	$497.2	$493.2	$495.2	$505.3
Goodwill and intangible assets	$540.7	$706.8	$683.0	$680.2	$821.5
Total liabilities	**$1,079.6**	**$1,269.9**	**$1,232.5**	**$1,243.9**	**$1,522.3**
Current liabilities	$340.0	$338.0	$335.9	$331.7	$436.0
Long-term debt	$528.4	$676.8	$656.8	$654.3	$830.0
Shareholders' Equity attributable to Cimpress NV	**$157.7**	**$151.4**	**$165.7**	**$147.2**	**$99.5**
Treasury shares (in millions)	12.6	12.6	12.5	12.4	13.0

31

Cimpress N.V. Q2 FY2017 Earnings Presentation

Cimpress N.V. Q2 FY2017 Earnings Presentation Appendix Including a Reconciliation of GAAP to Non-GAAP Financial Measures 33 About Non-GAAP Financial Measures • To supplement Cimpress' consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: adjusted EBITDA, free cash flow, trailing twelve month return on invested capital, adjusted NOPAT, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions and joint ventures from the past twelve months. Please see the next two slides for definitions of these items. • The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this presentation. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures. • Cimpress' management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or benefits or discrete cash charges or benefits that are infrequent in nature. These non-GAAP financial measures also have facilitated management’s internal comparisons to Cimpress' historical performance and our competitors’ operating results.

Non-GAAP Financial Measures Definitions

Non-GAAP Measure	Definition
Free Cash Flow	FCF = Cash flow from operations – capital expenditures – purchases of intangible assets not related to acquisitions – capitalized software expenses + payment of contingent consideration in excess of acquisition-date fair value + gains on proceeds from insurance
Adjusted Net Operating Profit After Tax (Adjusted NOPAT)	Adjusted NOPAT = GAAP operating income - cash taxes attributable to the current period (see definition below) + the impact of M&A related items including acquisition-related amortization and depreciation, the change in fair value of contingent consideration, and expense for deferred payments or equity awards that are treated as compensation expense + the impact of unusual items such as discontinued operations, restructuring charges, and impairments - interest expense related to our Waltham office lease + realized gains or losses from currency forward contracts that are not included in operating income as we do not apply hedge accounting
Cash Taxes Attributable to the Current Period included in Adjusted NOPAT	As part of our calculation of adjusted NOPAT, we subtract the cash taxes attributable to the current period operations, which we define as the actual cash taxes paid or to be paid adjusted for any non-operational items and excluding the excess tax benefit from equity awards.
Adjusted NOP by Segment (1)	Adjusted Net Operating Profit as defined above in adjusted NOPAT definition, less cash taxes which are not allocated to segments.
Trailing Twelve Month Return on Invested Capital	ROIC = adjusted NOPAT / (debt + redeemable non-controlling interest + total shareholders equity – excess cash) Adjusted NOPAT is defined above. Excess cash is cash and equivalents > 5% of last twelve month revenues; if negative, capped at zero Operating leases have not been converted to debt
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)	Adjusted EBITDA = Operating Income + depreciation and amortization (excluding depreciation and amortization related to our Waltham office lease) + share-based compensation expense + proceeds from insurance + earn-out related charges + certain impairments + realized gains or losses on currency forward contracts - interest expense related to our Waltham office lease
Constant-Currency Revenue Growth	Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period's average exchange rate for each currency to the U.S. dollar
Constant Currency Revenue Growth, excluding TTM Acquisitions	Constant-currency revenue growth excluding revenue from trailing twelve month acquisitions excludes the impact of currency as defined above and, for Q2, revenue from National Pen and WIRmachenDRUCK.
Two-year stacked constant-currency organic revenue growth	Two-year stacked growth is computed by adding the revenue growth from the the current period referenced and that of the same fiscal period ended twelve months prior. Constant-currency revenue growth excluding revenue from trailing twelve month acquisitions is defined directly above.

(1)As defined by SEC rules, Adjusted Net Operating Profit by segment is our segment profitability measure, therefore is not considered a non-GAAP measure. We include the reconciliation here for clarity.

34

Reconciliation: Free Cash Flow

Quarterly and year to date, In thousands

	Q2 FY16	Q2 FY17	YTD2016	YTD2017
Net cash provided by operating activities	$134,889	$105,059	$162,315	$114,659
Purchases of property, plant and equipment	($19,156)	($16,941)	($43,549)	($36,260)
Purchases of intangible assets not related to acquisitions	($45)	($62)	($402)	($88)
Capitalization of software and website development costs	($7,217)	($10,798)	($12,127)	($19,110)
Proceeds from insurance related to investing activities	$1,549	$—	$3,624	$—
Free cash flow	**$110,020**	**$77,258**	**$109,861**	**$59,201**

Reference:

Value of capital leases	$624	$2,835	$3,017	$4,912

35

Cimpress N.V. Q2 FY2017 Earnings Presentation

Reconciliation: Free Cash Flow

TTM, In thousands

	TTM Q2FY15	TTM Q3FY15	TTM Q4FY15	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17	TTM Q2FY17
Net cash provided by operating activities	$249,650	$245,942	$242,022	$216,509	$212,151	$242,140	$247,356	$229,530	$199,700
Purchases of property, plant and equipment	($64,905)	($68,228)	($75,813)	($83,522)	($84,410)	($88,349)	($80,435)	($75,361)	($73,146)
Purchases of intangible assets not related to acquisitions	($279)	($252)	($250)	($522)	($507)	($502)	($476)	($145)	($162)
Capitalization of software and website development costs	($12,779)	($14,927)	($17,323)	($18,694)	($22,001)	($22,990)	($26,324)	($29,726)	($33,307)
Payment of contingent consideration in excess of acquisition-date fair value	$—	$1,249	$8,055	$8,055	$8,055	$6,806	$8,613	$8,613	$8,613
Proceeds from insurance related to investing activities	$—	$—	$—	$2,075	$3,624	$3,624	$3,624	$1,549	$—
Free cash flow	**$171,687**	**$163,784**	**$156,691**	**$123,901**	**$116,912**	**$140,729**	**$152,358**	**$134,460**	**$101,698**

Reference:

Value of capital leases	$10,061	$10,061	$13,193	$12,385	$6,449	$11,301	$8,160	$7,844	$10,055

Note: During fiscal 2016, we adopted Accounting Standards Update (ASU) 2016-09 requiring a change related to the presentation of excess tax benefits on the consolidated statement of cash flows, which we elected to apply on a retrospective basis for all periods shown on this slide.

36

Reconciliation: Adjusted NOPAT

Quarterly, In thousands

	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17
GAAP operating (loss) income	$59,888	$4,341	$15,236	$12,085	$67,609	($17,531)	$16,030	($27,808)	$33,705
Less: Cash taxes attributable to current period (see below)	($7,353)	($4,666)	($7,656)	($6,833)	($4,362)	($8,392)	($12,649)	($7,419)	($6,704)
Exclude expense (benefit) impact of:									
Acquisition-related amortization and depreciation	$5,468	$4,515	$7,374	$9,782	$9,655	$10,879	$10,518	$10,213	$10,019
Earn-out related charges (1)	$3,701	$7,512	$385	$289	$3,413	$883	$1,793	$16,247	$7,010
Share-based compensation related to investment consideration	$1,100	$1,499	$473	$802	$1,735	$1,168	$1,130	$4,103	$601
Certain impairments (2)	$—	$—	$—	$—	$3,022	$37,582	$1,216	$—	$—
Restructuring related charges	$154	$520	$2,528	$271	$110	$—	$—	$—	$1,100
Less: Interest expense associated with Waltham lease	$—	$—	$—	($350)	($2,001)	($1,975)	($1,961)	($1,970)	($1,956)
Include: Realized gains on currency forward contracts not included in operating income	$4,178	$1,802	$1,487	$316	$3,319	$1,391	$837	$1,888	$6,839
Adjusted NOPAT	**$67,136**	**$15,523**	**$19,827**	**$16,362**	**$82,500**	**$24,005**	**$16,914**	**($4,746)**	**$50,614**

Cash taxes paid in the current period (3)	$2,261	$3,089	$3,639	$4,709	$6,036	$344	$8,661	$8,555	$11,754
Less: cash taxes (paid) received and related to prior periods (3)	($588)	($1,103)	($925)	$359	($2,463)	$4,760	($1,722)	($4,227)	($5,097)
Plus: cash taxes attributable to the current period but not yet (received) paid	$608	$1,420	$3,703	$921	$718	$2,343	$5,316	($350)	$528
Plus: cash impact of excess tax benefit on equity awards attributable to current period	$5,927	$2,115	$2,094	$1,709	$936	$1,705	$1,224	$4,264	$342
Less: installment payment related to the transfer of IP in a prior year	($855)	($855)	($855)	($865)	($865)	($760)	($830)	($823)	($823)
Cash taxes attributable to current period	$7,353	$4,666	$7,656	$6,833	$4,362	$8,392	$12,649	$7,419	$6,704

(1)Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to cash-based earn-out mechanisms dependent upon continued employment.
(2)Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350 - "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment."
(3)For Q3 FY16, cash taxes paid in the current period includes a cash tax refund of $8,479, which is subsequently eliminated from cash taxes attributable to the current period as it relates to a refund of prior years' taxes generated as a result of prior year excess share-based compensation deduction. Therefore the impact is not included in adjusted NOPAT for the current period.

37

Cimpress N.V. Q2 FY2017 Earnings Presentation

Reconciliation: Adjusted NOPAT

TTM, In thousands

	TTM Q2FY15	TTM Q3FY15	TTM Q4FY15	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17	TTM Q2FY17
GAAP operating (loss) income	$101,730	$100,832	$96,324	$91,550	$99,271	$77,399	$78,193	$38,300	$4,396
Less: Cash taxes attributable to current period (see below)	($21,189)	($20,573)	($24,988)	($26,508)	($23,517)	($27,243)	($32,236)	($32,822)	($35,164)
Exclude expense (benefit) impact of:									
Acquisition-related amortization and depreciation	$20,442	$22,728	$24,264	$27,138	$31,325	$37,690	$40,834	$41,265	$41,629
Earn-out related charges (1)	$9,570	$17,082	$15,275	$11,887	$11,599	$4,970	$6,378	$22,336	$25,933
Share-based compensation related to investment consideration	$2,037	$3,536	$3,569	$3,874	$4,509	$4,178	$4,835	$8,136	$7,002
Certain impairments (2)	$0	$0	$0	$0	$3,022	$40,604	$41,820	$41,820	$38,798
Restructuring related charges	$3,148	$3,540	$3,202	$3,473	$3,429	$2,909	$381	$110	$1,100
Less: Interest expense associated with Waltham lease	$0	$0	$0	($350)	($2,351)	($4,326)	($6,287)	($7,907)	($7,862)
Include: Realized gains on currency forward contracts not included in operating income	($148)	$3,786	$7,450	$7,783	$6,924	$6,513	$5,863	$7,435	$10,955
Adjusted NOPAT	**$115,590**	**$130,931**	**$125,096**	**$118,847**	**$134,211**	**$142,694**	**$139,781**	**$118,673**	**$86,787**

	TTM Q2FY15	TTM Q3FY15	TTM Q4FY15	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17	TTM Q2FY17
Cash taxes paid in the current period (3)	$16,597	$16,470	$14,285	$13,698	$17,473	$14,728	$19,750	$23,596	$29,314
Less: cash taxes (paid) received and related to prior periods (3)	($6,780)	($7,839)	($5,476)	($2,257)	($4,132)	$1,731	$934	($3,652)	($6,286)
Plus: cash taxes attributable to the current period but not yet paid	$4,132	$4,449	$6,667	$6,652	$6,762	$7,685	$9,298	$8,027	$7,837
Plus: cash impact of excess tax benefit on equity awards attributable to current period	$10,664	$10,915	$12,932	$11,845	$6,854	$6,444	$5,574	$8,129	$7,535
Less: installment payment related to the transfer of IP in a prior year	($3,424)	($3,422)	($3,420)	($3,430)	($3,440)	($3,345)	($3,320)	($3,278)	($3,236)
Cash taxes attributable to current period	$21,189	$20,573	$24,988	$26,508	$23,517	$27,243	$32,236	$32,822	$35,164

(1)Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to cash-based earn-out mechanisms dependent upon continued employment.
(2)Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350- "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment."
(3)For TTM Q3FY16, Q4FY16, Q1FY17, and Q2FY17 cash taxes paid in the current period includes a cash tax refund of $8,479, which is subsequently eliminated from cash taxes attributable to the current period as it relates to a refund of prior years' taxes generated as a result of prior year excess share-based compensation deduction. Therefore the impact is not included in adjusted NOPAT for the current period.

38

Reconciliation: Adjusted NOP by Segment

Quarterly, In thousands

Adjusted Net Operating Profit (NOP):	Q2 FY15	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17
Vistaprint business unit	$107,396	$67,628	$72,775	$64,462	$115,734	$77,638	$83,996	$58,217	$101,572
Upload and Print business units	$5,621	$3,229	$11,535	$11,450	$15,520	$16,336	$18,895	$16,114	$19,338
All Other business units	$9,031	$854	($579)	($1,085)	$6,881	($3,866)	($10,702)	($9,609)	($1,968)
Total	**$122,048**	**$71,711**	**$83,731**	**$74,827**	**$138,135**	**$90,108**	**$92,189**	**$64,722**	**$118,942**
Corporate and global functions	($51,737)	($53,324)	($57,734)	($51,948)	($54,592)	($59,102)	($63,463)	($63,937)	($68,463)
Acquisition-related amortization and depreciation	($5,468)	($4,515)	($7,374)	($9,782)	($9,655)	($10,879)	($10,518)	($10,213)	($10,019)
Earn-out related charges (1)	($3,701)	($7,512)	($386)	($289)	($3,413)	($883)	($1,793)	($16,247)	($7,010)
Share-based compensation related to investment consideration	($1,100)	($1,499)	($473)	($802)	($1,735)	($1,168)	($1,130)	($4,103)	($601)
Certain impairments (2)	$—	$—	$—	$—	($3,022)	($37,582)	($1,216)	$—	$—
Restructuring related charges	($154)	($520)	($2,528)	($271)	($110)	$—	$—	$—	($1,100)
Interest expense for Waltham lease	$—	$—	$—	$350	$2,001	$1,975	$1,961	$1,970	$1,956
Total income (loss) from operations	**$59,888**	**$4,341**	**$15,236**	**$12,085**	**$67,609**	**($17,531)**	**$16,030**	**($27,808)**	**$33,705**

Note: The following factors, among others, may limit the comparability of adjusted net operating profit by segment:

- We do not allocate support costs across operating segments or corporate and global functions.
- Some of our acquired businesses in our Upload and Print business units and All Other business units segments are burdened by the costs of their local finance, HR, and other administrative support functions, whereas other business units leverage our global functions and do not receive an allocation for these services.
- Our All Other business units reporting segment includes our Most of World business unit, which has adjusted NOP losses as it is in its early stage of investment relative to the scale of the underlying business.

Adjusted NOP by segment may be different than the major investment assessment that we publish via letter to investors at year end, where we do estimate and allocate some of the costs included in the "Corporate and global functions" expense category.

(1) Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to cash-based earn-out mechanisms dependent upon continued employment.
(2) Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350- "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment."

39

Cimpress N.V. Q2 FY2017 Earnings Presentation

Reconciliation: ROIC

TTM, In thousands except percentages

	Q2 FY15	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17
Total Debt	$391,761	$421,586	$514,095	$655,317	$547,726	$696,647	$678,511	$682,521	$876,113
Redeemable Non-Controlling Interest	$9,466	$12,698	$57,738	$65,120	$64,833	$64,871	$65,301	$64,949	$41,824
Total Shareholders Equity	$257,835	$235,927	$249,419	$110,072	$158,054	$151,783	$166,076	$147,488	$99,819
Excess Cash (1)	($7,972)	($61,617)	($28,874)	($33,271)	$—	$—	$—	$—	$—
Invested Capital (2)	$651,090	$608,594	$792,378	$797,238	$770,613	$913,301	$909,888	$894,958	$1,017,756
Average Invested Capital (2)	$619,944	$654,364	$680,412	$712,325	$742,206	$818,383	$847,760	$872,190	$933,976

	TTM Q2FY15	TTM Q3FY15	TTM Q4FY15	TTM Q1 FY16	TTM Q2 FY16	TTM Q3 FY16	TTM Q4 FY16	TTM Q1 FY17	TTM Q2 FY17
TTM Adjusted NOPAT	$115,590	$130,931	$125,096	$118,847	$134,211	$142,694	$139,781	$118,673	$86,787
Average Invested Capital (2) (From above)	$619,944	$654,364	$680,412	$712,325	$742,206	$818,383	$847,760	$872,190	$933,976
TTM Adjusted ROIC	19%	20%	18%	17%	18%	17%	16%	14%	9%

(1) Excess cash is cash and equivalents > 5% of last twelve month revenues; if negative, capped at zero.
(2) Average invested capital represents a four quarter average of total debt, redeemable non-controlling interests and total shareholder equity, less excess cash

40

Reconciliation: Adjusted EBITDA

Quarterly, In thousands

	Q2 FY15	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17
GAAP Operating income (loss)	$59,888	$4,341	$15,236	$12,085	$67,609	($17,531)	$16,030	($27,808)	$33,705
Depreciation and amortization	$22,895	$22,325	$27,808	$30,226	$31,805	$34,561	$35,527	$35,541	$36,977
Waltham lease depreciation adjustment	$—	$—	$—	($328)	($1,045)	($1,030)	($1,030)	($1,030)	($1,030)
Share-based compensation expense	$6,384	$6,638	$5,311	$6,190	$6,066	$5,897	$5,619	$11,571	$11,277
Proceeds from Insurance	$—	$—	$—	$1,584	$1,553	$—	$824	$650	$—
Interest expense associated with Waltham lease	$—	$—	$—	($350)	($2,001)	($1,975)	($1,961)	($1,970)	($1,956)
Earn-out related charges	$3,701	$7,512	$386	$289	$3,413	$883	$1,793	$16,247	$7,010
Certain Impairments	$—	$—	$—	$—	$3,022	$37,582	$1,216	$—	$—
Restructuring related charges	$—	$—	$—	$—	$—	$—	$—	$—	$1,100
Realized gains on currency forward contracts not included in operating income	$4,178	$1,802	$1,487	$316	$3,319	$1,391	$837	$1,888	$6,839
Adjusted EBITDA (1,2)	$97,046	$42,618	$50,228	$50,012	$113,741	$59,778	$58,855	$35,089	$93,922

Note: In Q3 FY16 the definition of adjusted EBITDA used in external reporting was modified to include certain impairment charges and adjust for depreciation related to a our Waltham lease resulting in a change to adjusted EBITDA for Q1 and Q2 FY16.
(1) This presentation uses the definition of adjusted EBITDA as outlined above and therefore does not include the pro-forma impact of acquisitions; however, the senior unsecured notes' covenants allow for the inclusion of pro-forma impacts to adjusted EBITDA.
(2) Adjusted EBITDA includes 100% of the results of our consolidated subsidiaries and therefore does not give effect to adjusted EBITDA attributable to non-controlling interests. This is to most closely align to our debt covenant and cash flow reporting.

41

Cimpress N.V. Q2 FY2017 Earnings Presentation

Reconciliation: Adjusted EBITDA

TTM, In thousands

	TTM Q2FY15	TTM Q3FY15	TTM Q4FY15	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17	TTM Q2FY17
GAAP Operating income (loss)	$101,730	$100,832	$96,324	$91,550	$99,271	$77,399	$78,193	$38,300	$4,396
Depreciation and amortization	$87,171	$92,615	$97,487	$103,254	$112,164	$124,400	$132,119	$137,434	$142,606
Waltham lease depreciation adjustment	$—	$—	$—	($328)	($1,373)	($2,403)	($3,433)	($4,135)	($4,120)
Share-based compensation expense	$23,653	$24,700	$24,075	$24,523	$24,205	$23,464	$23,772	$29,153	$34,364
Proceeds from Insurance	$—	$—	$—	$1,584	$3,137	$3,137	$3,961	$3,027	$1,474
Interest expense associated with Waltham lease	$—	$—	$—	($350)	($2,351)	($4,326)	($6,287)	($7,907)	($7,862)
Earn-out related charges	$9,570	$17,082	$15,276	$11,888	$11,600	$4,971	$6,378	$22,336	$25,933
Certain Impairments	$—	$—	$—	$—	$3,022	$40,604	$41,820	$41,820	$38,798
Restructuring related charges	$—	$—	$—	$—	$—	$—	$—	$—	$1,100
Realized gains on currency forward contracts not included in operating income	($148)	$3,786	$7,450	$7,783	$6,924	$6,513	$5,863	$7,435	$10,955
Adjusted EBITDA (1,2)	$221,976	$239,015	$240,612	$239,904	$256,599	$273,759	$282,386	$267,463	$247,644

Note: In Q3 FY16 the definition of adjusted EBITDA used in external reporting was modified to include certain impairment charges and adjust for depreciation related to our Waltham lease resulting in a change to adjusted EBITDA for Q1 and Q2 FY16.
(1) This deck uses the definition of adjusted EBITDA as outlined above and therefore does not include the pro-forma impact of acquisitions; however, the senior unsecured notes' covenants allow for the inclusion of pro-forma impacts to adjusted EBITDA.
(2) Adjusted EBITDA includes 100% of the results of our consolidated subsidiaries and therefore does not give effect to adjusted EBITDA attributable to non-controlling interests. This is to most closely align to our debt covenant and cash flow reporting.

42

Reconciliation: Constant-Currency/ex. TTM Acquisitions Revenue Growth Rates

Quarterly

Vistaprint business unit	Q2 FY15	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17
Reported revenue growth	3%	4%	5%	2%	3%	8%	11%	7%	7%
Currency Impact	4%	7%	6%	6%	5%	2%	1%	1%	2%
Revenue growth in constant currency	7%	11%	11%	8%	8%	10%	12%	8%	9%

Upload and Print business units	Q2 FY15	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17
Reported revenue growth	n/a	n/a	74%	98%	112%	201%	94%	72%	63%
Currency Impact	n/a	n/a	26%	21%	16%	2%	(2)%	1%	3%
Revenue growth in constant currency	n/a	n/a	100%	118%	128%	203%	92%	73%	66%
Impact of TTM Acquisitions	n/a	n/a	(66)%	(87)%	(97)%	(178)%	(71)%	(61)%	(55)%
Revenue growth in constant currency excl. TTM acquisitions	n/a	n/a	34%	31%	31%	25%	21%	12%	11%

All Other business units	Q2 FY15	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17
Reported revenue growth	44%	13%	(5)%	(6)%	(4)%	(7)%	(8)%	(17)%	(7)%
Currency Impact	5%	12%	12%	14%	12%	4%	—%	(2)%	—%
Revenue growth in constant currency	48%	26%	7%	7%	8%	(3)%	(8)%	(19)%	(7)%
Impact of TTM Acquisitions	(40)%	(10)%	(11)%	(4)%	—%	—%	—%	—%	—%
Revenue growth in constant currency excl. TTM acquisitions	8%	16%	(4)%	4%	8%	(3)%	(8)%	(19)%	(7)%

Note: In Q4 FY2015, we recognized deferred revenue related to group buying activities, a net $3.7 million headwind to Vistaprint business unit year-over-year growth rate in Q4 FY2016.
Q2 FY2017 Upload & Print revenue growth in constant currency excluding TTM acquisitions excludes the impact of currency and revenue from WIRmachenDRUCK.

43

Cimpress N.V. Q2 FY2017 Earnings Presentation

Reconciliation: Constant-Currency/ex. TTM Acquisition Revenue Growth Rates

Quarterly

	Q3 FY14	Q4 FY14	Q1 FY15	Q2 FY15	Q3 FY15	Q4 FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17
Reported Revenue Growth	(1)%	21%	21%	19%	19%	13%	13%	13%	29%	26%	18%	16%
Currency Impact	—%	(2)%	—%	4%	7%	9%	8%	7%	2%	—%	1%	2%
Revenue Growth in Constant Currency	(1)%	19%	21%	23%	26%	22%	21%	20%	31%	26%	19%	18%
Impact of TTM Acquisitions & JVs	—%	(15)%	(15)%	(16)%	(15)%	(9)%	(10)%	(10)%	(21)%	(15)%	(13)%	(10)%
Revenue growth in constant currency ex. TTM acquisitions & JVs	(1)%	4%	6%	7%	11%	13%	11%	10%	10%	11%	6%	8%
Reported revenue growth rate ex. TTM acquisitions & JVs	(1)%	5%	6%	3%	4%	3%	3%	3%	8%	11%	6%	6%

Note: Q2 FY2017 total company revenue growth in constant currency excluding TTM acquisitions and joint ventures excludes the impact of currency and revenue from WIRmachenDRUCK.

44

Reconciliation: Constant-Currency/ex. TTM Acquisition Revenue Growth Rates

Annual and Year to Date

Total Company	FY14	FY15	FY16	YTD FY 2017
Reported Revenue Growth	9.0%	18.0%	20.0%	17.0%
Currency Impact	(1.0)%	5.0%	4.0%	1.0%
Revenue Growth in Constant Currency	8.0%	23.0%	24.0%	18.0%
Impact of TTM Acquisitions & JVs	(4.0)%	(14.0)%	(13.0)%	(11.0)%
Revenue growth in constant currency ex. TTM acquisitions & JVs	4.0%	9.0%	11.0%	7.0%

45

Cimpress N.V. Q2 FY2017 Earnings Presentation

Reconciliation: Two-year stacked constant-currency organic revenue growth

Quarterly

	Q2FY13	Q3FY13	Q4FY13	Q1FY14	Q2FY14	Q3FY14	Q4FY14	Q1FY15	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17
Reported Revenue Growth	16%	12%	12%	9%	6%	(1)%	21%	21%	19%	19%	13%	13%	13%	29%	26%	18%	16%
Currency Impact	1%	—%	—%	—%	—%	—%	(2)%	—%	4%	7%	9%	8%	7%	2%	—%	1%	2%
Revenue Growth in Constant Currency	17%	12%	12%	9%	6%	(1)%	19%	21%	23%	26%	22%	21%	20%	31%	26%	19%	18%
Impact of TTM Acquisitions & JVs	3%	(1)%	—%	—%	—%	—%	(15)%	(15)%	(16)%	(15)%	(9)%	(10)%	(10)%	(21)%	(15)%	(13)%	(10)%
Revenue growth in constant currency ex. TTM acquisitions & JVs	14%	11%	12%	9%	6%	(1)%	4%	6%	7%	11%	13%	11%	10%	10%	11%	6%	8%

2 Year Stacked	Q2'13+ Q2'14	Q3'13+ Q3'14	Q4'13+ Q4'14	Q1'14+ Q1'15	Q2'14+ Q2'15	Q3'14+ Q3'15	Q4'14+ Q4'15	Q1'15+ Q1'16	Q2'15+ Q2'16	Q3'15+ Q3'16	Q4'15+ Q4'16	Q1'16+ Q1'17	Q2'16+ Q2'17
Year 1	14%	11%	12%	9%	6%	(1)%	4%	6%	7%	11%	13%	11%	10%
Year 2	6%	(1)%	4%	6%	7%	11%	13%	11%	10%	10%	11%	6%	8%
Year 1 + Year 2	20%	10%	16%	15%	13%	10%	17%	17%	17%	21%	24%	17%	18%

Note: Q2 FY2017 total company revenue growth in constant currency excluding TTM acquisitions and joint ventures excludes the impact of currency and revenue from WIRmachenDRUCK.

46

Cimpress N.V. Q2 FY2017 Earnings Presentation